Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: November 8, 2023

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL FOURTH QUARTER & FISCAL YEAR RESULTS

•H&P announced its fiscal 2024 Supplemental Shareholder Return Plan(1), which is currently projected to provide approximately $168 million to shareholders comprised of established base and supplemental dividends in fiscal year 2024

•The Company reported fiscal fourth quarter and fiscal year 2023 net income of $0.77 and $4.16 per diluted share, respectively, including select items(2) of $0.08 and $0.01 per diluted share, respectively

•The North America Solutions segment exited the fourth quarter of fiscal year 2023 with 147 active rigs reflecting an increase in revenue per day of approximately $200/day to $37,300/day on a sequential basis, while direct margins(3) per day decreased by roughly $900/day to $17,500/day

•Quarterly North America Solutions operating income decreased $41 million sequentially, while direct margins(3) decreased $38 million to approximately $239 million, as revenues decreased by $66 million to $575 million and expenses decreased by $28 million to $336 million

•H&P's North America Solutions segment anticipates exiting the first quarter of fiscal year 2024 between 150-156 active rigs

•H&P expects capital expenditures for fiscal year 2024 to range between $450 and $500 million

•On September 6, 2023, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share, and on October 17, 2023, declared a supplemental cash dividend of $0.17 per share; both dividends are payable on December 4, 2023 to stockholders of record at the close of business on November 20, 2023

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $78 million, or $0.77 per diluted share, from operating revenues of $660 million for the quarter ended September 30, 2023, compared to net income of $95 million, or $0.93 per diluted share, from operating revenues of $724 million for the quarter ended June 30, 2023. The net income per diluted share for the fourth and third quarters of fiscal year 2023 include $0.08 and $(0.16) of after-tax gains and losses, respectively, comprised of select items(2). For the fourth quarter of fiscal year 2023, select items(2) were comprised of:

•$0.18 of after-tax gains pertaining to non-cash fair market adjustments to equity investments and net settlements and accruals related to certain outstanding claims
•$(0.10) of after-tax losses pertaining to a Blue Chip Swap transaction and the change in the fair value of certain contingent liabilities

Net cash provided by operating activities was $215 million for the fourth quarter of fiscal year 2023 compared to $293 million for the third quarter of fiscal year 2023.

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
November 8, 2023

For fiscal year 2023, the Company reported net income of $434 million, or $4.16 per diluted share, from operating revenues of $2.9 billion. The net income per diluted share includes $0.01 of after-tax gains comprised of select items(2). Net cash provided by operating activities was $834 million in fiscal year 2023 compared to $234 million in fiscal year 2022.

President and CEO John Lindsay commented, "The cyclical and often volatile nature of the energy industry creates a unique set of challenges for a company. Fiscal 2023 was no exception in that regard. Rig demand was impacted by geopolitical and economic uncertainties influencing the global crude oil market, and warm winter weather was largely the culprit behind the volatility seen in the U.S. natural gas market. However, H&P's long operational experience combined with our differentiated actions during the fiscal year, primarily our emphasis on customer value creation and contract economics over market share, enabled the Company to rise to meet these challenges by quickly adapting to new market conditions, and maintain focus on achieving reasonable economic returns.
"We believe an essential ingredient in achieving success is having a multi-pronged approach to capital allocation. First and foremost, we prioritize the Company's longstanding posture of a strong financial position and fiscal prudence. Second, we look to invest in internal projects with attractive returns so that we continue to lead the industry in the U.S. and develop future growth internationally. Finally, we seek to return capital to shareholders through an established base dividend, augmented by supplemental dividends and share repurchases as those opportunities exist. During fiscal 2023, we deployed approximately $845 million of capital, consisting of roughly $395 million in capital expenditures and approximately $450 million returned to shareholders.
"Our rig activity during the fourth fiscal quarter trended as expected, reaching a trough late in the quarter, but exiting at 147 rigs, which was at the high end of our estimated range. Moving into the fiscal 2024 first quarter, the contractual churn is higher than expected, which has had two distinct effects. First, the activity level has remained relatively stable thus far in the quarter rather than increasing. Second, we are expecting to add 3-9 incremental rigs during the quarter, exiting the quarter in the range of 150-156 rigs. We do anticipate adding additional rigs in the fiscal 2024 second quarter as well. While the industry super-spec rig count declined during 2023, we believe it will not need to increase substantially before utilization really tightens again.
"Our direct margins held up relatively well during the quarter despite the decline in rig activity that was prevalent for much of the fiscal year. The level of direct margins the Company achieved this year corresponds to our focus on contract economics and persistent efforts to translate and monetize the value we create for customers versus a prioritization of market share. We have confidence in our ability to drive value for customers through our operations and technology solutions, and it is the consistent and reliable delivery of those outcomes that ultimately drive market share.
"A major determinate in contract economics are the operational costs involved in providing our services. Over the past two years, we have experienced increases in operational expenses not only due to rising labor costs and consumable inventory cost inflation, but also due to the hidden cost-acceleration on equipment related to running H&P's FlexRig® fleet harder than ever before to achieve the well designs, lateral lengths and the drilling efficiencies our customers demand. While inflation related to labor and consumable inventory items has abated, performance and efficiency gains require we continue to push the service intensity of our rigs and equipment. Furthermore, we are also experiencing inflationary pressures in our non-operational expenses particularly around labor and third-party services, which are the drivers behind our projected increase in selling, general and administrative expenses.
"For our international growth strategy, fiscal 2023 marked a year of successes that we expect to develop over multiple years. First, we completed the establishment of our Middle East hub allowing us to better support our growing operations and respond to tender opportunities in the region; second, we sent a super-spec rig to Australia, where it has been operating quite successfully for the past quarter demonstrating H&P's value on a new continent; and third, we were successful in a Saudi Aramco tender for which we plan to export a super-spec rig in early 2024 to commence operations during the back half of the year. We view our execution on these opportunities as initial steppingstones on a path towards future growth. In fiscal 2024, we plan to build on this momentum and continue to deploy capital for future growth opportunities. Combined with our relatively stable operations in Argentina and Colombia, we are excited about the potential contribution from our international operations in the years to come."

News Release
November 8, 2023

Senior Vice President and CFO Mark Smith also commented, "While fiscal 2023 did not unfold as originally planned, our strong financial position and organizational dexterity enabled us to pivot and still achieve much of what we set out to do. One of the major accomplishments was our ability to maintain healthy margins in a softer activity environment. As such, we will continue to maintain our focus on earning the appropriate margins to generate returns in excess of our cost of capital regardless of the market cycle. Another major accomplishment was the execution of our 2023 supplemental shareholder return plan, which returned cash to shareholders across three facets - our established base dividends of $1.00/share, the 2023 supplemental dividends of $0.94/share and opportunistic share repurchases. Combined in total these returns represented approximately 10% of the average market capitalization of the Company during fiscal 2023.
"Looking out to fiscal 2024, the structure of our capital allocation strategy remains substantially the same as it did in fiscal 2023 - invest prudently in the business and provide returns to shareholders. Our capex plans allow us to maintain and further invest in our market leading FlexRig® fleet in the U.S. and continue to deploy capital internationally to support our growth and diversification strategy. Shareholder returns will take shape under our 2024 supplemental shareholder return plan, where, in addition to our established annual base dividend of $1.00/share, we currently plan to provide another roughly $0.68/share supplemental dividend based on current market conditions and our outlook. Total supplemental dividend payments are expected to represent approximately 50% of cash flow generation after capex commitments and our base dividend. The combination of the base and supplemental dividend as projected, currently represents a dividend yield of roughly 4%, which sustains our very competitive yield compared to our industry. We believe the remaining cash flow of approximately $68 million coupled with our cash and short-term investments on hand at fiscal year-end 2023 of approximately $350 million provides us with ample flexibility for capital allocation if such opportunities arise."
John Lindsay concluded, “We are proud of what we achieved this fiscal year, and remain cognizant that we will need to continue navigating through uncertainties in the coming quarters. Nevertheless, we enter fiscal 2024 with a sense of optimism around the U.S. market and international opportunities, as well as what we can deliver to both customers and shareholders. Furthermore, we believe the outlook over the next several years is constructive for our industry and as such H&P remains ready and will continue to take actions to ensure future success for the Company."

Operating Segment Results for the Fourth Quarter of Fiscal Year 2023
North America Solutions:
This segment had operating income of $128.5 million compared to operating income of $169.5 million during the previous quarter. The decrease in operating income was primarily attributable to a continued decline in activity levels during the quarter, which also caused direct margin(3) to decrease by $38.1 million to $238.8 million, sequentially. Despite an increase in revenue per day, direct margin(3) per day decreased quarter over quarter due to a higher expense per day.

International Solutions:
This segment had an operating loss of $5.0 million compared to an operating loss of $1.4 million during the previous quarter. The increase in operating loss is primarily attributable to pulling forward some spending related to recommissioning rigs earmarked for export, additional expat expenses and a sequentially larger foreign currency loss. Current quarter results included a $4.6 million foreign currency loss compared to a $1.5 million foreign currency loss in the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $4.7 million compared to operating income of $4.7 million during the previous quarter. Direct margin(3) for the quarter were $7.4 million compared to $7.3 million in the previous quarter.

News Release
November 8, 2023

Operational Outlook for the First Quarter of Fiscal Year 2024
 North America Solutions:
•We expect North America Solutions direct margins(3) to be between $235-$255 million
•We expect to exit the quarter between approximately 150-156 contracted rigs

International Solutions:
•We expect International Solutions direct margins(3) to be between $7-$10 million, exclusive of any foreign exchange gains or losses

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(3) to be between $3-$7 million

Other Estimates for Fiscal Year 2024
•Gross capital expenditures are expected to be approximately $450 to $500 million;
▪approximately 60% expected for North America Solutions, including maintenance per active rig slightly above the fiscal 2023 range of $1.1 to $1.3 million and planned walking conversions
▪approximately one-third expected for International Solutions, including three super-spec upgrades and planned walking conversions and other modifications to rigs earmarked for export from the U.S. fleet
▪remainder for corporate and information technology expenditures
▪ongoing asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total approximately $50 million in fiscal year 2024
•Depreciation for fiscal year 2024 is expected to be approximately $390 million
•Research and development expenses for fiscal year 2024 are expected to be roughly $30 million
•General and administrative expenses for fiscal year 2024 are expected to be approximately $230 million
•Cash taxes for fiscal year 2024 are expected to be approximately $150-$200 million

Select Items(2) Included in Net Income per Diluted Share

Fourth quarter of fiscal year 2023 net income of $0.77 per diluted share included $0.08 in after-tax gains comprised of the following:

•$0.13 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$0.05 of after-tax gains related to net settlements and accruals of certain outstanding claims
•$(0.01) of non-cash after-tax losses related to the change in the fair value of certain contingent liabilities
•$(0.09) of after-tax losses on a Blue Chip Swap transaction to repatriate cash to the U.S. from Argentina

Third quarter of fiscal year 2023 net income of $0.93 per diluted share included $(0.16) in after-tax losses comprised of the following:

•$0.05 of non-cash after-tax gains related to the change in estimates of certain liabilities
•$(0.03) of non-cash after-tax losses related to the change in the fair value of certain contingent liabilities
•$(0.04) of after-tax losses related to the sales of rigs and related equipment that were held for sale and the scrapping of excess equipment
•$(0.14) of non-cash after-tax gains related to fair market value adjustments to equity investments

News Release
November 8, 2023

Fiscal year 2023 net income of $4.16 per diluted share included $0.01 in after-tax gains comprised of the following:

•$0.17 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$0.05 of after-tax gains related to the net settlements and accruals of certain outstanding claims
•$0.05 of non-cash after-tax gains related to the change in estimates of certain liabilities
•$(0.04) of non-cash after-tax losses related to the change in the fair value of certain contingent liabilities
•$(0.04) of after-tax losses related to the sales of rigs and related equipment that were held for sale and the scrapping of excess equipment
•$(0.09) of non-cash after-tax losses pertaining to an impairment for fair market adjustments to decommissioned rigs and equipment that are held for sale
•$(0.09) of after-tax losses on a Blue Chip Swap transaction to repatriate cash to the U.S. from Argentina

Conference Call

A conference call will be held on Thursday, November 9, 2023 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s fourth quarter fiscal year 2023 results. Dial-in information for the conference call is (800) 895-3361 for domestic callers or (785) 424-1062 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. At September 30, 2023, H&P's fleet included 233 land rigs in the United States, 22 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans and amounts of any future dividends, future share repurchases, investments, active rig count projections, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending, outlook for domestic and international markets, and actions by customers, are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosure in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution of material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

News Release
November 8, 2023

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) The Company's planned base and supplemental dividends represent our current intention of returning capital to shareholders during fiscal year 2024 based upon our outlook of market and industry conditions at present, including our current expectations surrounding rig pricing, activity levels, margins, cash generation, capital expenditures and other investment opportunities. In determining whether to proceed with the fiscal year 2024 base dividends and the supplemental dividends with respect to each quarter, management and the Board of Directors will continue to review the Company's financial position and performance together with relative market conditions at that time in order for the Board of Directors to determine the amount, timing and approval of any dividend payments.
(2) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.
(3) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the first quarter of fiscal 2024 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
November 8, 2023

HELMERICH & PAYNE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Year Ended
(in thousands, except per share amounts)	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
OPERATING REVENUES
Drilling services	$657,258	$721,567	$629,031	$2,862,677	$2,049,841
Other	2,348	2,389	2,301	9,744	9,103
	659,606	723,956	631,332	2,872,421	2,058,944
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	408,555	429,182	410,968	1,715,098	1,426,589
Other operating expenses	1,160	1,003	1,222	4,477	4,638
Depreciation and amortization	94,593	94,811	99,055	382,314	403,170
Research and development	7,326	7,085	7,138	30,046	26,563
Selling, general and administrative	56,076	49,271	46,667	206,657	182,366
Asset impairment charges	—	—	—	12,097	4,363
Restructuring charges	—	—	—	—	838
Gain on reimbursement of drilling equipment	(10,233)	(10,642)	(7,846)	(48,173)	(29,443)
Other (gain) loss on sale of assets	8,410	4,504	(2,670)	8,016	(5,432)
	565,887	575,214	554,534	2,310,532	2,013,652
OPERATING INCOME	93,719	148,742	76,798	561,889	45,292
Other income (expense)
Interest and dividend income	7,885	10,748	6,789	28,393	18,090
Interest expense	(4,365)	(4,324)	(4,327)	(17,283)	(19,203)
Gain (loss) on investment securities	5,176	(18,538)	2,253	11,299	57,937
Loss on extinguishment of debt	—	—	—	—	(60,083)
Other	10,299	(672)	(8,442)	9,081	(10,714)
	18,995	(12,786)	(3,727)	31,490	(13,973)
Income before income taxes	112,714	135,956	73,071	593,379	31,319
Income tax expense	35,092	40,663	27,532	159,279	24,366
NET INCOME	77,622	$95,293	$45,539	$434,100	$6,953

Basic earnings per common share	$0.78	$0.93	$0.42	$4.18	$0.05

Diluted earnings per common share	$0.77	$0.93	$0.42	$4.16	$0.05

Weighted average shares outstanding:
Basic	99,427	101,163	105,292	102,447	105,891
Diluted	99,884	101,550	106,078	102,852	106,555

News Release
November 8, 2023

HELMERICH & PAYNE, INC.
CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
(in thousands except share data and share amounts)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$257,174	$232,131
Restricted cash	59,064	36,246
Short-term investments	93,600	117,101
Accounts receivable, net of allowance of $2,688 and $2,975, respectively	404,188	458,713
Inventories of materials and supplies, net	94,227	87,957
Prepaid expenses and other, net	97,727	66,463
Assets held-for-sale	645	4,333
Total current assets	1,006,625	1,002,944

Investments	264,947	218,981
Property, plant and equipment, net	2,921,695	2,960,809
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	60,575	67,154
Operating lease right-of-use asset	50,400	39,064
Other assets, net	32,061	20,926
Total other noncurrent assets	188,689	172,797

Total assets	$4,381,956	$4,355,531

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$130,852	$126,966
Dividends payable	25,194	26,693
Accrued liabilities	262,885	241,151
Total current liabilities	418,931	394,810

Noncurrent Liabilities:
Long-term debt, net	545,144	542,610
Deferred income taxes	517,809	537,712
Other	128,129	114,927
Total noncurrent liabilities	1,191,082	1,195,249

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of September 30, 2023 and 2022, and 99,426,526 and 105,293,662 shares outstanding as of September 30, 2023 and 2022, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	525,369	528,278
Retained earnings	2,707,715	2,473,572
Accumulated other comprehensive loss	(7,981)	(12,072)
Treasury stock, at cost, 12,796,339 shares and 6,929,203 shares as of September 30, 2023 and 2022, respectively	(464,382)	(235,528)
Total shareholders’ equity	2,771,943	2,765,472
Total liabilities and shareholders' equity	$4,381,956	$4,355,531

News Release
November 8, 2023

HELMERICH & PAYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended September 30,
(in thousands)	2023	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	434,100	6,953	(326,150)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	382,314	403,170	419,726
Asset impairment charges	12,097	4,363	70,850
Amortization of debt discount and debt issuance costs	1,079	1,200	1,423
Loss on extinguishment of debt	—	60,083	—
Stock-based compensation	32,456	28,032	27,858
Gain on investment securities	(11,299)	(57,937)	(6,727)
Gain on reimbursement of drilling equipment	(48,173)	(29,443)	(12,322)
Other (gain) loss on sale of assets	8,016	(5,432)	11,280
Deferred income tax benefit	(20,400)	(28,488)	(89,752)
Other	8,979	7,140	2,640
Changes in assets and liabilities	34,513	(155,728)	37,614
Net cash provided by operating activities	833,682	233,913	136,440

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(395,460)	(250,894)	(82,148)
Other capital expenditures related to assets held-for-sale	—	(21,645)	—
Purchase of short-term investments	(180,993)	(165,109)	(315,078)
Purchase of long-term investments	(20,748)	(51,241)	(102,523)
Proceeds from sale of short-term investments	195,311	244,728	207,716
Proceeds from sale of long-term investments	—	22,042	—
Proceeds from asset sales	70,085	62,304	43,515
Insurance proceeds from involuntary conversion	9,221	—	—
Advance payment for sale of property, plant and equipment	—	—	86,524
Other	—	(7,500)	—
Net cash used in investing activities	(322,584)	(167,315)	(161,994)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(201,456)	(107,395)	(109,130)
Proceeds from debt issuance	—	—	548,719
Debt issuance costs	—	—	(3,935)
Payments for employee taxes on net settlement of equity awards	(14,410)	(5,505)	(2,162)
Payment of contingent consideration from acquisition of business	(250)	(250)	(7,250)
Payments for early extinguishment of long-term debt	—	(487,148)	—
Make-whole premium payment	—	(56,421)	—
Share repurchases	(247,213)	(76,999)	—
Other	(540)	(587)	(719)
Net cash provided by (used in) financing activities	(463,869)	(734,305)	425,523
Net increase (decrease) in cash and cash equivalents and restricted cash	47,229	(667,707)	399,969
Cash and cash equivalents and restricted cash, beginning of period	269,009	936,716	536,747
Cash and cash equivalents and restricted cash, end of period	$316,238	$269,009	$936,716

News Release
November 8, 2023

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except operating statistics)	2023	2023	2022	2023	2022
NORTH AMERICA SOLUTIONS
Operating revenues	$575,188	$641,612	$552,315	$2,519,743	$1,788,167
Direct operating expenses	336,374	364,688	348,769	1,447,528	1,218,134
Depreciation and amortization	87,883	87,209	92,200	353,976	375,250
Research and development	7,406	7,254	7,195	30,457	26,728
Selling, general and administrative expense	15,003	12,962	12,015	58,367	43,796
Asset impairment charges	—	—	—	3,948	1,868
Restructuring charges	—	—	—	—	498
Segment operating income	$128,522	$169,499	$92,136	$625,467	$121,893
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$238,814	$276,924	$203,546	$1,072,215	$570,033
Revenue days[3]	13,672	15,075	16,178	61,814	59,672
Average active rigs[4]	149	166	176	169	163
Number of active rigs at the end of period[5]	147	153	176	147	176
Number of available rigs at the end of period	233	233	236	233	236
Reimbursements of "out-of-pocket" expenses	$65,582	$82,688	$75,082	$304,870	$232,092

INTERNATIONAL SOLUTIONS
Operating revenues	$53,183	$48,692	$42,373	$212,566	$136,072
Direct operating expenses	53,650	45,390	39,114	187,292	120,780
Depreciation	2,400	2,171	1,177	7,615	4,156
Selling, general and administrative expense	2,156	2,528	2,871	10,401	8,779
Asset impairment charge	—	—	—	8,149	2,495
Segment operating loss	$(5,023)	$(1,397)	$(789)	$(891)	$(138)
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$(467)	$3,302	$3,259	$25,274	$15,292
Revenue days[3]	1,170	1,215	1,035	4,788	3,036
Average active rigs[4]	13	13	11	13	8
Number of active rigs at the end of period[5]	13	13	12	13	12
Number of available rigs at the end of period	22	22	28	22	28
Reimbursements of "out-of-pocket" expenses	$2,484	$2,098	$1,542	$10,227	$4,910

OFFSHORE GULF OF MEXICO
Operating revenues	$28,880	$31,221	$34,303	$130,244	$125,465
Direct operating expenses	21,489	23,913	24,898	96,781	90,415
Depreciation	1,951	1,873	2,066	7,622	9,175
Selling, general and administrative expense	772	730	741	3,035	2,661
Segment operating income	$4,668	$4,705	$6,598	$22,806	$23,214
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$7,391	$7,308	$9,405	$33,463	$35,050
Revenue days[3]	368	364	368	1,460	1,460
Average active rigs[4]	4	4	4	4	4
Number of active rigs at the end of period[5]	4	4	4	4	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	7,439	7,823	6,974	30,445	26,077

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 92 days for the three months ended September 30, 2023 and 2022, 91 days for the three months ended June 30, 2023 and 365 days for the year ended September 30, 2023 and 2022).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
November 8, 2023

Segment reconciliation amounts were as follows:

	Three Months Ended September 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$575,188	$53,183	$28,880	$2,355	$—	$659,606
Intersegment	—	—	—	16,005	(16,005)	—
Total operating revenue	$575,188	$53,183	$28,880	$18,360	$(16,005)	$659,606

Direct operating expenses	323,746	52,966	19,267	14,861	—	410,840
Intersegment	12,628	684	2,222	48	(15,582)	—
Total drilling services & other operating expenses	$336,374	$53,650	$21,489	$14,909	$(15,582)	$410,840

	Year Ended September 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$2,519,743	$212,566	$130,244	$9,868	$—	$2,872,421
Intersegment	—	—	—	67,428	(67,428)	—
Total operating revenue	$2,519,743	$212,566	$130,244	$77,296	$(67,428)	$2,872,421

Direct operating expenses	1,388,566	185,409	88,646	57,680	—	1,720,301
Intersegment	58,962	1,883	8,135	264	(69,244)	—
Total drilling services & other operating expenses	$1,447,528	$187,292	$96,781	$57,944	$(69,244)	$1,720,301

    Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income (loss) has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
November 8, 2023

The following table reconciles operating income (loss) per the information above to income (loss) before income taxes as reported on the Consolidated Statements of Operations:

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2023	2023	2022	2023	2022
Operating income (loss)
North America Solutions	$128,522	$169,499	$92,136	$625,467	$121,893
International Solutions	(5,023)	(1,397)	(789)	(891)	(138)
Offshore Gulf of Mexico	4,668	4,705	6,598	22,806	23,214
Other	2,272	2,104	3,659	15,876	12,720
Eliminations	158	4,470	(969)	4,671	(6,422)
Segment operating income	$130,597	$179,381	$100,635	$667,929	$151,267
Gain on reimbursement of drilling equipment	10,233	10,642	7,846	48,173	29,443
Other gain (loss) on sale of assets	(8,410)	(4,504)	2,670	(8,016)	5,432
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(38,701)	(36,777)	(34,353)	(146,197)	(140,850)
Operating income	$93,719	$148,742	$76,798	$561,889	$45,292
Other income (expense):
Interest and dividend income	7,885	10,748	6,789	28,393	18,090
Interest expense	(4,365)	(4,324)	(4,327)	(17,283)	(19,203)
Gain (loss) on investment securities	5,176	(18,538)	2,253	11,299	57,937
Loss on extinguishment of debt	—	—	—	—	(60,083)
Other	10,299	(672)	(8,442)	9,081	(10,714)
Total unallocated amounts	18,995	(12,786)	(3,727)	31,490	(13,973)
Income before income taxes	$112,714	$135,956	$73,071	$593,379	$31,319

News Release
November 8, 2023

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	November 8,	September 30,	June 30,	Q4FY23
	2023	2023	2023	Average
U.S. Land Operations
Term Contract Rigs	87	85	95	91
Spot Contract Rigs	60	62	58	58
Total Contracted Rigs	147	147	153	149
Idle or Other Rigs	86	86	80	84
Total Marketable Fleet	233	233	233	233

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 9/30/23)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY24	FY24	FY24	FY24	FY25	FY25	FY25	FY25
U.S. Land Operations	85.1	83.6	64.8	52.0	36.3	24.8	17.3	15.9
International Land Operations	8.0	7.0	6.7	5.9	5.0	4.4	3.7	3.0
Offshore Operations	—	—	—	—	—	—	—	—
Total	93.1	90.6	71.5	57.9	41.3	29.2	21.0	18.9
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
November 8, 2023

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended September 30, 2023
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$77,622	$0.77
(-) Fair market adjustment to equity investments	$17,286	$4,715	$12,571	$0.13
(-) Net settlements and accruals related to certain outstanding claims	$7,112	$1,913	$5,199	$0.05
(-) Contingent liabilities	$(2,000)	$(583)	$(1,417)	$(0.01)
(-) Losses on a Blue Chip Swap transaction	$(12,158)	$(3,270)	$(8,888)	$(0.09)
Adjusted net income			$70,157	$0.69

	Three Months Ended June 30, 2023
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$95,293	$0.93
(-) Fair market adjustment to equity investments	$(18,548)	$(4,419)	$(14,129)	$(0.14)
(-) Loss related to the sale of rigs and related equipment	$(6,025)	$(1,555)	$(4,470)	$(0.04)
(-) Change in the fair value of contingent liabilities	$(4,050)	$(1,045)	$(3,005)	$(0.03)
(-) Change in estimates of certain liabilities	$6,396	$1,650	$4,746	$0.05
Adjusted net income			$112,151	$1.09

	Twelve Months Ended September 30, 2023
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$434,100	$4.16
(-) Fair market adjustment to equity investments	$23,169	$6,233	$16,936	$0.17
(-) Net settlements and accruals related to certain outstanding claims	$7,112	$1,913	$5,199	$0.05
(-) Change in estimates of certain liabilities	$6,396	$1,650	$4,746	$0.05
(-) Contingent liabilities	$(6,050)	$(1,627)	$(4,423)	$(0.04)
(-) Loss related to the sale of equipment	$(6,025)	$(1,555)	$(4,470)	$(0.04)
(-) Losses on a Blue Chip Swap transaction	$(12,158)	$(3,270)	$(8,888)	$(0.09)
(-) Impairments for fair market value adjustments	$(12,097)	$(3,049)	$(9,048)	$(0.09)
Adjusted net income			$434,048	$4.15

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
November 8, 2023

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.
.

	Three Months Ended September 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$128,522	$(5,023)	$4,668
Add back:
Depreciation and amortization	87,883	2,400	1,951
Research and development	7,406	—	—
Selling, general and administrative expense	15,003	2,156	772
Direct margin (Non-GAAP)	$238,814	$(467)	$7,391

	Three Months Ended June 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$169,499	$(1,397)	$4,705
Add back:
Depreciation and amortization	87,209	2,171	1,873
Research and development	7,254	—	—
Selling, general and administrative expense	12,962	2,528	730
Direct margin (Non-GAAP)	$276,924	$3,302	$7,308

	Three Months Ended September 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$92,136	$(789)	$6,598
Add back:
Depreciation and amortization	92,200	1,177	2,066
Research and development	7,195	—	—
Selling, general and administrative expense	12,015	2,871	741
Direct margin (Non-GAAP)	$203,546	$3,259	$9,405

News Release
November 8, 2023

	Year Ended September 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$625,467	$(891)	$22,806
Add back:
Depreciation and amortization	353,976	7,615	7,622
Research and development	30,457	—	—
Selling, general and administrative expense	58,367	10,401	3,035
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$1,072,215	$25,274	$33,463

	Year Ended September 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$121,893	$(138)	$23,214
Add back:
Depreciation and amortization	375,250	4,156	9,175
Research and development	26,728	—	—
Selling, general and administrative expense	43,796	8,779	2,661
Asset impairment charges	1,868	2,495	—
Restructuring charges	498	—	—
Direct margin (Non-GAAP)	$570,033	$15,292	$35,050